VIEMED HEALTHCARE ANNOUNCES VOTING RESULTS
FROM ITS ANNUAL & SPECIAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana (June 10, 2021) Viemed Healthcare, Inc. (the “Company” or “Viemed”) (TSX:VMD.TO and NASDAQ:VMD), a home medical equipment supplier and the nation's largest independent provider of ventilation that provides post-acute respiratory care services, today announced the voting results from its annual and special meeting of shareholders held on June 10, 2021 (the “Meeting”) in Lafayette, Louisiana. The total number of shares represented in person or by proxy at the Meeting was 25,380,544, representing 64.13% of the total issued and outstanding shares in the capital of the Company.

Election of Directors

The eight candidates nominated for election to the Company’s Board of Directors (the “Board”) and listed in the Company’s management information and proxy circular dated April 30, 2021 (the “Circular”), were elected by at least a majority of the shareholders present in person or represented by proxy at the Meeting. The voting results are as follows:

Name	Votes For	% For	Votes Withheld	% Withheld
Casey Hoyt	22,752,331	96.14%	914,671	3.86%
W. Todd Zehnder	22,376,289	94.55%	1,290,713	5.45%
William Frazier	22,160,129	93.63%	1,506,873	6.37%
Randy Dobbs	22,437,938	94.81%	1,229,064	5.19%
Nitin Kaushal	19,025,825	80.39%	4,641,176	19.61%
Timothy Smokoff	22,440,514	94.82%	1,226,488	5.18%
Bruce Greenstein	22,074,330	93.27%	1,592,671	6.73%
Sabrina Heltz	23,011,497	97.23%	655,505	2.77%

Appointment of Auditors

The Company’s shareholders have approved the appointment of Ernst & Young LLP as the auditor of the Company for the fiscal year ending December 31, 2021 and authorized the Board to fix the auditor’s remuneration.

Amendments to the Articles of the Company

The shareholders passed an ordinary resolution approving certain amendments to the Articles of the Company with respect to the quorum requirement for meetings of shareholders, as more particularly described in the Circular.

ABOUT VIEMED HEALTHCARE, INC.

Viemed is a provider of in-home medical equipment and post-acute respiratory healthcare services in the United States. Viemed’s service offerings are focused on effective in-home treatment with clinical practitioners providing therapy and counseling to patients in their homes using cutting edge technology. Visit our website at www.viemed.com.

For further information, please contact:

Glen Akselrod
Bristol Capital
905-326-1888
glen@bristolir.com

Todd Zehnder
Chief Operating Officer
Viemed Healthcare, Inc.
337-504-3802
investorinfo@viemed.com